ARTICLES OF INCORPORATION

OF

WOW ENERGY, INC.

I the undersigned natural person over the age of eighteen (18) years or more, a citizen of the State of Texas, acting as Incorporator of a Corporation pursuant to the provisions of the Texas Business Corporation Act do hereby adopt the following Articles of Incorporation for such Corporation:

ARTICLE I

NAME

The name of the Corporation is WOW Energy, Inc.

ARTICLE II

DURATION

The period of duration is perpetual.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is to transact any and all lawful business allowable pursuant to the Texas Corporation Act or otherwise allowable by law.

ARTICLE IV

CAPITALIZATION

The aggregate number of shares which this Corporation shall have authority to issue is 10,000,000 shares, having no par value, all of which will be of the same class.

ARTICLE V

ISSUANCE OF SHARES

The Corporation will not commence business until it has received for the issuance of it's shares consideration of the value of ONE THOUSAND ($1,000.00) consisting of money, labor done or property actually received, which sum is not less that ONE THOUSAND DOLLARS ($1,000.00).

ARTICLE VI

REGISTERED OFFICE AND AGENT

The Corporation's initial registered address is 3906 St. Michaels Court, Sugar Land, Fort Bend County, Texas 77479, with its initial registered agent being Daniel H. Stinger who may be located at such address named above.

ARTICLE VII

DIRECTORS

A. The number of directors constituting the initial board of directors is one(1) and the name and address of each person who is to serve as such director until the first annual meeting of the shareholders or until his successor is elected and qualified is:

Daniel H. Stinger
3906 St. Michaels Ct
Sugar Land, TX 77479

B. The number of directors of the Corporation set forth in Clause A of this Article shall constitute the authorized number of directors until changed by an amendment to these Articles, or as changed or otherwise provided in accordance with the provisions of the By-Laws of this Corporation duly adopted by the vote or written consent of the Board of Directors of this Corporation.

ARTICLE VIII

INCORPORATORS

The name and address of the Incorporator is:

Daniel H. Stinger
3906 St. Michaels Court
Sugar Land, Texas 77479

ARTICLE IX

THE DENIAL OF PREEMPTIVE RIGHT AND CUMULATIVE VOTING

The Shareholders of the Corporation shall not have the preemptive rights to subscribe to any issue of shares or securities of the Corporation. No Shareholder shall have the right to accumulate his vote at any election for Director of the Corporation.

ARTICLE X

INTERESTED TRANSACTIONS

Except as may be otherwise provided in the Texas Business Corporation Act, no contract, act or transaction of the Corporation with any person or persons, firm, trust, or association, or any other corporation shall be affected or invalidated by the fact that any Director, Officer, or Shareholder of this Corporation is a party to, or is interested in, such contract, act or transaction, or in any way connected with any such person or persons, firm, trust, or association, or is a Director, Officer, or Shareholder of, or otherwise interested in, any such other corporation , nor shall any duty to pay damages on account of this Corporation be imposed upon such Director, Officer, or Shareholder of this Corporation solely by reason of such fact, regardless of whether the vote, action, or presence of any such Director, Officer, or Shareholder may be, or may have been, necessary to obligate this Corporation on, or in connection with, such act, or transaction, provided that, if such vote, action or presence is, or shall have been necessary, such, interest or connection (other that an interest as a non-controlling Shareholder of any such other corporation) be known or disclosed to the Board of Directors of this Corporation.

ARTICLE XI

INDEMNIFICATION

Each Director and Officer, or former Director or Officer, or any person who may have served at the request of this Corporation as a Director or Officer of another corporation in which this Corporation owns shares of capital stock, or of which this Corporation is a creditor, shall be indemnified by the Corporation against reasonable costs and expenses as set out under the provisions of Article 2.02-1 of the Texas Business Corporations Act as now or hereafter adopted.

ARTICLE XIII

BY LAWS

The Shareholders of the Corporation hereby delegate to the Board of Directors the power to adopt, alter, amend, or repeal the By-Laws of the Corporation; such powers shall be deemed to be vested exclusively in the Board of Directors and shall not be exercised by the Shareholders.

IN WITNESS WHEREOF, I have signed these Articles of Incorporation in duplicate originals this the 14th day of October, 1999.

____

Daniel H. Stinger